Exhibit 10.74

CONFIDENTIAL

Summary Indicative Term Sheet (Binding)

XCF Global, Inc. and New Rise Australia Pty. Ltd.

This Summary Indicative Tenn Sheet (Binding) (the “Term Sheet”) is entered into as of October 9th, 2025, by and between:

Licensor

XCF Global, Inc.

2500 CityWest Blvd, Suite 150-138

Houston, TX 77042

and

Licensee

New Rise Australia Pty. Ltd.

71 Tacoma Circuit

Canning Vale, WA 6155

Parties	Licensor: XCF Global, Inc. (Delaware, USA) Licensee: New Rise Australia Pty. Ltd. (Western Australia)

The Licensor and the Licensee may be referred to herein individually as a “Party,” and together as the “Parties.”

Licensed Assets	Engineering designs, facility layouts, process configurations; including pending patents, know-how, and trade secrets.

Territory	Australia

License Grant	Exclusive, non-transferable, non-sublicensable license (except for EPC contractors with approval from Licensor in writing) to use the Licensed Assets, as owned and/or controlled by Licensor to develop, construct, and operate renewable fuels production facilities in Australia. Licensor will sublicense to Licensee any needed licensed rights from third parties, if sublicenseable, or will advise Licensee of such third party rights that Licensee will need to license directly from such third party.

Term	XCF to grant a 15-year exclusive license, subject to achievement of performance milestones.

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Milestones to include the development of at least three (3) SAF production facilities in Australia within the initial 15-year term, with formal progress checkpoints at years 5, 7, 9, 11, and 13. Term may be renewed for five (5) year periods based on achievement of performance milestones including the completion of Front-End Engineering Design (FEED) work with full scope to be included in the Definitive Agreement.

Failure to achieve milestones may result in license revocation or renegotiation.

Exclusivity	During the Term, XCF agrees not to grant licenses to other parties in Australia including, but not limited to New Zealand and surrounding territory, subject to meeting performance milestones.

Exclusivity is contingent on satisfactory progress toward facility development and commercialization. XCF retains the right to initiate discussions with alternative partners if failure to meet agreed milestones.

Actual milestones and thresholds to be included as part of the Definitive Agreement.

Equity Participation	Licensor is entitled to a 12.5% non-dilutable equity ownership in New Rise Australia Pty Ltd.

Licensing Fees

12.5% licensing fees based on net profit achievement (to be defined in the Definitive Agreement).

Licensing fee includes consulting and advisory support from Licensor for the completion of feasibility studies and engineering and design drawings to complete construction and bring facilities online. The Licensor will make available on-site engineering support in Australia during the facility commissioning period, at a cost borne by the Licensee. Full scope to be included as part of the Definitive Agreement.

Quarterly and annual reporting required. Payments due 15 days after reporting with true-ups based on results of audits.

Governance & Oversight	XCF to hold 12.5% non-dilutable equity and receive one board seat.

Commercial coordination protocols shall be developed to ensure that regional operations do not create brand or contractual conflicts across jurisdictions.

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Additional governance protections to be included in the Definitive Agreement including:

●	rights over geographic expansion, global supply, and offtake agreements, and
●	rights to review and approve sublicensing (relating to EPC and subcontracting) in accordance with Australia regulations, and
●	information rights aligned with XCF’s public reporting obligations.

IP Ownership

All rights to Licensed Assets are owned by Licensor and improvements made by either party will be owned by Licensor. Licensee agrees to assign and will assign any such rights in improvements to Licensor, and Licensee agrees to cooperate with Licensor to obtain all assignment and declarations, as needed, so that Licensor owns rights in the improvements. Improvements will be considered Licensed Assets and licensed to Licensee under the terms and conditions of the definitive agreement.

Branding and Commercial Control

Use of the ‘New Rise’ name shall be governed by a separate Brand Use Agreement to be executed concurrently. XCF will retain rights to define branding standards and commercial boundaries. Model will reflect a centralized governance structure (akin to a global franchise model), ensuring brand consistency and preventing jurisdictional overlap. Geographic exclusivity shall be limited to Australia only.

Definitive agreement will specify dispute resolution mechanisms relating to both parties performance under the relationship.

Auditing & Reporting	Quarterly financial statements and annual audited financial statements to be provided. Licensor audit rights twice per year (year 1-3), then annually. (Further audit details to be defined in the Definitive Agreement.)

Due Diligence	Each Party shall have the right to conduct due diligence, which shall be completed within 60 days. The Parties agree to provide all necessary information in a timely manner that may be requested by a Party.

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Termination

The obligations of the Parties under this Term Sheet may be terminated by either Party upon 30 days’ notice by either Party, including but not limited to termination for cause, reputational risk, and milestone failure.

Binding Agreement

This Term Sheet is a statement of mutual intent and constitutes a legally binding contractual commitment between the Parties with respect to the licensing transaction contemplated herein. The Parties acknowledge that this Term Sheet represents a binding obligation to proceed in good faith toward the execution and delivery of a Definitive Agreement and any other related agreements necessary to consummate the licensing transaction, subject to the conditions expressed therein. Notwithstanding the binding nature of this Term Sheet, these terms remain subject to diligence, corporate, legal, tax, accounting, regulatory and other considerations.

Definitive Agreement

Each Party shall use commercially reasonable efforts to negotiate and enter into a Definitive Agreement within 60 days of signing this binding Term Sheet (the “Execution Deadline”). In addition to the provisions specifically described herein, the Definitive Agreement will include standard representations, warranties, covenants and other provisions appropriate for a transaction of the type contemplated herein.

In the event the Definitive Agreement is not executed on or before the Execution Deadline, the Parties may mutually agree to extend the Execution Deadline or either Party may elect to terminate this Term Sheet. This Term Sheet will automatically extend by 15 days in the event the Definitive Agreement is not executed on or before the Execution Deadline unless expressly terminated by either Party. Any Definitive Agreement executed by the Parties shall replace and supersede any terms, conditions or obligations that may be represented under this Term Sheet.

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Closing Conditions

The Parties’ obligation to close the proposed licensing transaction will be subject to customary conditions, including, without limitation: (i) execution of the Definitive Agreement and any other related agreements necessary to consummate the proposed transaction, (ii) satisfactory completion of due diligence by each of the Parties, (iii) the representations and warranties of each Party included in the Definitive Agreement shall be true and correct in all material respects as of the closing date (subject to exceptions agreed to by the Parties), (iv) compliance by each Party with all applicable laws, regulations, and listing requirements and (v) satisfaction of any other customary conditions as agreed upon by the Parties in the Definitive Agreement.

Confidentiality

The Parties acknowledge that they are bound by a Mutual Non-Disclosure Agreement dated as of 12 July 2025 (the “NDA”), which remains in full force and effect and applies to all information exchanged in connection with this Term Sheet and the proposed Transaction. Any obligations under the NDA shall survive in perpetuity should this Term Sheet be terminated for any reason.

Notwithstanding the foregoing, each Party may disclose the existence and terms of this Term Sheet to the extent required by applicable law, regulation, or rule of any stock exchange or governmental authority having jurisdiction over such Party, provided that, to the extent legally permissible, the disclosing Party shall use commercially reasonable efforts to notify the other Party in advance of such disclosure and consult regarding the form and content of such disclosure.

Governing Law	Delaware, USA

INTENTIONALLY LEFT BLANK

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CONFIDENTIAL

SIGNATURE PAGE

/s/ Mihir Dange
XCF Global, Inc.
Name:	Mihir Dange
Title:	Chief Executive Officer
Date:	October 09, 2025

/s/ Renzo Peterson
New Rise Australia Pyt. Ltd.
Name:	Renzo Peterson
Title:	Chief Executive Officer
Date:	9th October 2025

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